Exhibit 99.1

Ignite Restaurant Group Announces Executive Management Promotions

Houston, TX—(BUSINESS WIRE)—February 20, 2013—Ignite Restaurant Group (NASDAQ: IRG) today announced several executive management promotions, effective immediately.

•                  James F. Mazany has been promoted to President of Joe’s Crab Shack Restaurants. Mr. Mazany was previously the Chief Operating Officer for Joe’s Crab Shack and has been with the Ignite Restaurant Group for 5 ½ years.  During his tenure, Joe’s Crab Shack has produced impressive results, which include restaurant level margin growth of 450 basis points and 18 consecutive quarters of comparable sales growth.

•                  James W. Kuhn has been promoted to President of Brick House Tavern + Tap. Mr. Kuhn was previously the Chief Operating Officer for Brick House and has been with the Ignite Restaurant Group for 5 ½ years. Prior to taking his current role, he held senior leadership positions in Restaurant Support Services and Joe’s Crab Shack operations. Under Jim’s leadership, Brick House was recently recognized by Nation’s Restaurant News as a top 50 Breakout Brand.

•                  Michael J. Dixon has been promoted to President and Chief Financial Officer of Ignite Restaurant Group, Inc. He was named Chief Financial Officer of Ignite Restaurant Group in January of this year. As Mr. Dixon assumes the additional role of President, he will have responsibility for all aspects of restaurant support services for the growing stable of brands under the Ignite Restaurant Group banner.

•                  Edward J. McGraw has been promoted to Chief Development Officer of Ignite Restaurant Group, Inc. Mr. McGraw was previously the SVP of Development for Ignite Restaurant Group and has been with the Company for 3 ½ years. He will oversee the growth and management of real estate for the various Ignite Restaurant Group brands.

Raymond A. Blanchette, III, Chief Executive Officer of Ignite Restaurant Group, stated, “I am pleased to recognize the accomplishments of this management group with these promotions. We are fortunate to have strong executive and operations leadership at Ignite and these promotions position the Company to properly manage the growth of our growing portfolio of restaurants and brands.”

About Ignite Restaurant Group

Ignite Restaurant Group, Inc. owns and operates 130 Joe’s Crab Shacks and 15 Brick House Tavern + Taps. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere. Joe’s Crab Shack and Brick House Tavern + Tap operate in a diverse set of markets across the United States.